Exhibit 99.1

ONCOTHYREON ANNOUNCES TERMINATION OF ARRANGEMENT AGREEMENT

SEATTLE, WASHINGTON - March 8, 2010 - Oncothyreon Inc. (Nasdaq: ONTY) today announced that Gamehost Income Fund (“Gamehost”) has determined that certain proposed changes to the Income Tax Act (Canada) announced on March 4, 2010 by the Canadian Federal Minister of Finance will adversely affect the benefit to Gamehost of the arrangement between it and Oncothyreon, previously announced on February 18, 2010, pursuant to which Oncothyreon was to sell its interests in Oncothyreon Canada Inc., an indirect wholly owned subsidiary, and 0811769 B.C. ULC, an indirect wholly owned subsidiary. As a result, Gamehost has determined that it will no longer be proceeding with the transaction and Gamehost and Oncothyreon have mutually agreed to terminate the arrangement.

About Oncothyreon

Oncothyreon is a biotechnology company specializing in the development of innovative therapeutic products for the treatment of cancer. Oncothyreon’s goal is to develop and commercialize novel synthetic vaccines and targeted small molecules that have the potential to improve the lives and outcomes of cancer patients. For more information, visit www.oncothyreon.com.

Additional Information

Additional information relating to Oncothyreon can be found on U.S. EDGAR at www.sec.gov and on SEDAR at www.sedar.com.

Investor and Media Relations Contact:
Julie Rathbun
Rathbun Communications
206-769-9219
ir@oncothyreon.com

ONCOTHYREON INC. 2601 Fourth Avenue, Suite 500, Seattle, WA 98121
Tel: (206) 801-2100   Fax:  (206) 801-2101
http://www.oncothyreon.com